EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
AMCOL International:

We consent to the use of our report dated February 28, 2003, with respect to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference.

Our report refers to a change in the method of accounting for goodwill.

                                                             KPMG LLP

Chicago, Illinois
November 14, 2003